Exhibit 99.1
Terayon Strengthens Executive Team with Matthew Aden
New Senior Vice President of Worldwide Sales and Customer Service
Has Decades of Video and Cable Experience
Santa Clara, California — July 27, 2005 — Terayon Communication Systems, Inc. (Nasdaq: TERN), a leading provider of digital video and home access solutions, today announced the appointment of Matthew J. Aden, as Senior Vice President of Worldwide Sales and Customer Service, effective July 27, 2005. Coming to Terayon from Motorola’s Connected Home Solutions business, Aden has more than 20 years of sales experience in cable sales, customer operations and market development. Aden will lead Terayon’s global cable, broadcast and telecommunications sales teams and customer services, expanding the company’s market penetration and strengthening its customer relationships.
     “We are very pleased that Matt has decided to join our team,” said Jerry Chase, CEO, Terayon. “Terayon has positioned itself for strong growth in digital video and now we will rely on Matt’s leadership, knowledge and experience to help us maximize our existing position and to enter new vertical and geographic markets.”
     “In Terayon, I see another opportunity to help a company expand its markets and market share, and further, to accelerate the evolution of video applications,” said Matthew Aden. “With its history of digital video innovation and seasoned executive team, Terayon is well positioned as service providers worldwide continue their migration to all-digital networks and rollout new digital video services and applications.”

     Aden joins Terayon from Motorola’s Connected Home Solutions business, formerly the Broadband Communications Sector, where he was Senior Vice President, Sales and Customer Operations, which he led through five years of revenue growth. He joined Motorola in 2000 through its acquisition of General Instrument Corporation, where he served in various sales leadership positions since 1984.
     Aden is on the Board of Directors of the National Cable Center and is a member of the Cable Television Pioneers. He received his B.S. degree in Business Administration from the University of Nebraska.
About Terayon
Terayon Communication Systems, Inc. (NASDAQ: TERN) provides digital video networking applications and home access solutions that enable the delivery of advanced digital video, voice and data services. Service providers worldwide have deployed more than 5,000 of Terayon’s digital video systems to brand their programming, insert millions of digital ads, offer HDTV and other digital video services. More than five million Terayon cable modems and other home access solutions have been deployed by cable operators globally to provide broadband Internet access and VoIP telephony. Terayon maintains its headquarters in Santa Clara, California; has sales and support offices worldwide and is on the web at www.terayon.com
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Press Contact:	Investor Contact:
Rebecca West	Eileen Morcos
(415) 402-0230	(408) 235-5544
rebecca@atomicpr.com	eileen.morcos@terayon.com
“Safe Harbor” Statements under the Private Securities Litigation Reform Act of 1995: Except for the historical information contained herein, this news release contains forward-looking statements, estimates and assumptions by Terayon and other parties that involve risks and uncertainties, as well as the other risks and uncertainties detailed from time to time in Terayon’s filings with the Securities and Exchange Commission, including Terayon’s 10-Q for the quarter ended March 31, 2005 and 10-K for the year ended December 31, 2004.
Note: Terayon are registered trademarks of Terayon Communication Systems. All other trademarks are property of their respective owners.